Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 27, 2013 included in the SolarCity Corporation annual report on Form 10-K which is incorporated by reference in this Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (Form S-1 No. 333-189404), and related Prospectus of SolarCity Corporation for the offering of its convertible senior notes due in 2018.

/s/ Ernst & Young LLP

Redwood City, California

October 15, 2013